UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2015

Cyberspace Vita, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-141929	14-1982491

(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation)		Identification No.)

41 Ulua Place, Haiku, HI		96708

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 396-1691

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

Item 5.07	Submission of Matters to a Vote of Security Holders

Item 9.01	Financial Statements and Exhibits

SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

On June 11, 2015, Geoffrey Alison, the Company’s sole officer and director, passed away. Thereafter, on August 4, 2015, shareholders holding a majority of the votes entitled to vote on the matter, delivered written consents to the Company appointing Alexander Diener as President, Secretary, Treasurer and sole director of the Company, with immediate effect.

Set forth below is certain biographical information concerning Mr. Diener:

Alexander Diener

Alexander Diener (31) is a ten-year veteran with the United States Marine Corps, having achieved the rank of Captain and being selected to be promoted to the rank of Major in 2016. He previously served 2 ½ years in the Colorado National Guard while attending the University of Colorado. During his tenure in the Marine Corps, he served in various command and operations capacities to include executive officer and commander of an artillery battery consisting of approximately 100 Marines. He deployed overseas with the Marines on several occasions, including an 11-month deployment to Anbar Province, Iraq. He is currently a third year law student at California Western School of Law expecting to graduate with a Juris Doctor degree in May 2016, following which he intends to pursue the practice of law. He currently serves in the U.S. Marine Corps Reserve. He has a B.A. from the University of Colorado (History) and is a candidate for a M.A. from the University of Oklahoma (International Relations).

Item 5.07 Submission of Matters to a Vote of Security Holders.

On August 4, 2015, in accordance with the By-Laws of the Company, shareholders holding a majority of the votes entitled to vote on the matter, delivered written consents to the Company’s Board of Directors appointing Alexander Diener as President, Secretary, Treasurer and sole director of the Company, with immediate effect.

Item 9.01 Financial Statements and Exhibits.

       (d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberspace Vita, Inc.

By:	/s/ Alexander Diener
Name: Alexander Diener
Title: President

Dated: August 9, 2015